Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Clayton Street Trust of our reports dated February 15, 2023, relating to the financial statements and financial highlights, which appear in Protective Life Dynamic Allocation Series - Conservative Portfolio, Protective Life Dynamic Allocation Series - Growth Portfolio and Protective Life Dynamic Allocation Series - Moderate Portfolios’ Annual Reports on Form N-CSR for the year ended December 31, 2022, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

April 27, 2023